Exhibit 19

                    BIOCAL TECHNOLOGY, INC.
                  1920 E. Katella Ave., Suite O
                     Orange, California 92867

                         PROXY STATEMENT

     This Proxy Statement is being furnished to our stockholders solely in connection with the solicitation of proxies by our Board of Directors ("BioCal Technology, Inc., a California corporation" [the "Company," "BioCal," "we," "our" or "us"), regarding a merger (the "Merger"), with BioCal's stockholders controlling the post-Merger publicly-held combination, to be considered and voted upon at a Special Meeting Of Our Stockholders (the "Meeting") to be held at office address of BioCal Technology, Inc. listed above, on June 24, 2004, at the hour of 10 o'clock a.m., Local Time. The accompanying Notice of Special Meeting of Stockholders, this Proxy Statement, the enclosed Form of Proxy and the Dissenters' Rights Statutes of the California Corporation Code (the "California Code"), along with an Accredited/Sophisticated Investor Questionnaire that is required to be completed by BioCal stockholders who are residents of the United States, are first being mailed to our stockholders on or about June 4, 2004.

     Our Board of Directors has unanimously adopted and resolved to present the Merger outlined below under the caption "Merger Proposal" to our stockholders for their vote and consideration at the Meeting, and recommends the adoption of the Merger.

                           INTRODUCTION

     We are asking you to consider and approve the Merger whereby we will become a wholly-owned subsidiary of Centroid Consolidated Mines Co. ("CCMC"), a publicly-held Nevada corporation that is required to file reports about it with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of this CCMC information can be easily accessed in the Edgar archives of the Commission at www.sec.gov.

     CCMC is a dormant publicly-held company whose securities are quoted on the OTC Bulletin Board of the NASD under the trading symbol "CCMC." The planned Merger is a "reverse merger" in which a company like BioCal with property, assets and an ongoing business is acquired by a dormant company like CCMC that has no assets or liabilities and that results in the larger company's stockholders (BioCal's stockholders in this case) controlling the post-Merger publicly-held combination of BioCal and CCMC (the "Reorganized BioCal"). Additional details about the Merger are set forth below under the caption Merger Proposal. The list of advantages of being a publicly-held company is long, with some of the more obvious being liquidity for shareholders; and a recognized market value for our common stock to use for growth, collateralizing loans and growing through acquisitions. This process is believed by us to be much less costly, much faster and less disruptive than an initial public offering ("IPO") that can take from six to nine months to complete, with no assurance of what the economic environment will be when the IPO has satisfied all regulatory requirements. An IPO also requires that an underwriter be engaged at substantial cost and expense that would result in dilution to our shareholders' holdings that we believe would be even greater than what will be experience as a result of the Merger with CCMC. Our Merger with CCMC is a sophisticated transaction with only required post-Merger filings with the Commission and NASD. We believe that the "reverse merger" process is in the best interest of all BioCal constituents and ideal for us at this time since the Merger with CCMC will incorporate appreciable funding for the Merged and Reorganized BioCal.

     For every three of the outstanding shares of our common stock, one share of CCMC will be issued in exchange under the Merger; and for every three outstanding options to acquire shares of our common stock, one option of CCMC will be issued in exchange under the Merger.

     BioCal shareholders will own approximately 73% of the Merged and Reorganized BioCal's outstanding voting securities (assuming that all current outstanding BioCal options have been exercised and that all other securities described in the Merger Capitalization Table below have been issued) after an initial equity infusion of approximately $1.1 million into the Merged BioCal that is explained below. Our per common share book value (unaudited) was approximately $0.024 at April 30, 2004, taking into account the three for one exchange under the Merger. The Merged BioCal's per share book value will increase to approximately $0.089. The Merger will give us an immediate cash infusion of the approximately $1.1 million with the prospects of a planned post-Merger funding of up to an additional $3,350,000 at $1.00 per share. MBC is an advisor to BioCal that introduced BioCal to CCMC; it was also instrumental in referring the parties who will be investing $1,000,000 into CCMC as a condition of the closing of the Merger, and has agreed to introduce the Reorganized BioCal to a broker/dealer that will attempt a "best efforts" offering to raise the additional $3,350,000 for the Reorganized BioCal. MBC also has agreed to pay all costs of CCMC incident to the Merger, including a $150,000 fee for an Indemnification Agreement that will cover all pre-Merger outstanding liabilities of CCMC for the benefit of the Reorganized BioCal. It is also presently in negotiations to acquire options from certain current stockholders of CCMC to purchase up to approximately 480,000 shares of CCMC that are presently outstanding at an estimated exercise price of approximately $625,000.

     The following is a summary only of the Merger Capitalization Table that is set forth fully under the "Merger Proposal" caption below; it assumes the three for one Merger exchange ratio' and is without footnotes. It is modified in its entirety by this reference.

                                                                      Post-
                         Shares of      Warrants or   Cancelled       Merger
Class of Stockholder    Common Stock      Options       Stock     Percentage

Current BioCal            10,940,718                                 68.2%
Stockholders

Current BioCal                            821,975                     5.1%
Option Holders

Current Stockholders       1,714,352                  -1,000,000      4.5%
of CCMC

$1,000,000 Investors       1,000,000      500,000                     9.3%
in CCMC

Subscriptions of                        2,075,000                    12.9%
CCMC by MBC
Global LLC

      Totals:                  16,052,045 Shares                    100.0%

     The securities BioCal stockholders will receive under the Merger will be "restricted securities" (including those that will be issued on exercise of any of our exchanged options) that cannot be publicly traded in the United States until one year has passed from the completion of the Merger, and then, only under Rule 144 of the Commission. Generally, "restricted securities" can be resold under Rule 144 once they have been held for at least one year, provided that the issuer of the securities satisfies the "current public information" requirements of the Rule 144, meaning that the public reports that are required to be filed with the Commission like those of CCMC are "current"; no more than 1% of the total outstanding securities of the issuer can be sold by each stockholder in any three month period; the selling stockholder cannot arrange or solicit the solicitation of buyers for the securities in anticipation of or in connection with the sale of the securities and cannot make any payment to anyone in connection with the sales transactions except the broker/dealer who executes the trade the securities; the shares must be sold in "broker's transactions" only; the selling stockholder must file a Notice on Form 144 of the Commission with the Commission at or prior to the sales transactions; and the selling stockholder must have a bona fide intention to sell the securities within a reasonable time of that filing. Once two years have lapsed, assuming the selling stockholder is not a member of management or a stockholder affiliated with management, unlimited sales can be made without further compliance with the terms and provisions of Rule 144. The securities to be issued to the $1,000,000 investor in CCMC, along with those to be issued to MBC as outlined in the Merger Capitalization Table, are also all "restricted securities" that will have the same resale limitations; however, all CCMC shares that were outstanding prior to the completion of the Merger (714,352 shares) are presently freely tradeable, subject only to compliance with applicable Commission rules and regulations and the United States Securities Act of 1933, as amended (the "Securities Act").

     All United States BioCal stockholders will be required to complete and submit Appendix D as a condition of the Merger. This Appendix is an Accredited/Sophisticated Investor Questionnaire that will be utilized by CCMC for claiming an exemption from the registration requirements of the Securities Act for the exchange of its securities under the Merger.

                         MERGER PROPOSAL

Reasons for the Merger.

     The Board of Directors of BioCal, believes that this Merger is in the best interest of BioCal and its stockholders.

     The subscribers who will invest the $1,000,000 in CCMC to satisfy a funding condition to the Merger that was required by our Company, had an interest in investing in BioCal, which will become a publicly-traded company on completion of the Merger, and which they believe has potential for the future.

     The Merger is very valuable to us because it will:

     *    provide us with a public market for our common stock;
     * liquidity for our stockholders to publicly sell their common stock in the future;
     * a recognized market value for our common stock to use for growth, collateralizing loans and growing through acquisitions;
     *    approximately $1.1 million in immediate funding; and
     * the prospects of a planned post-Merger funding of $3,350,000 at $1 each per share.

Material Terms of the Merger.

The following are the principal terms of the Merger:

      * CCMC's to be formed wholly-owned subsidiary (the "Merger Subsidiary") will merge with and into BioCal;

      * BioCal will be the surviving corporation, with all of its property, assets, business, licenses and other rights remaining in its corporate ownership;

      * CCMC will exchange one of its shares of common stock for every three outstanding shares of common stock of BioCal and one of its options to acquire shares of common stock of CCMC for every three outstanding options to acquire common stock of BioCal, with the option exercise price of the BioCal options to be adjusted times three as a result of the exchange rate (the "Merger Consideration"), and all rights of the BioCal stockholders or option holders in respect of such outstanding BioCal common stock or options will cease to exist, other than the right to receive the Merger Consideration;

      * BioCal will become a wholly-owned subsidiary of the Merged BioCal, and the merged companies will issue consolidated financial statements.

      * Our directors and executive officers will be designated to serve as directors and executive officers of the Merged and Reorganized BioCal; and

      *   The Reorganized BioCal's name shall be changed to "eGene, Inc."

Merger Capitalization Table.

Upon completion of the Merger, CCMC will have the following capitalization:


                                                                      Post-
                         Shares of      Warrants or   Cancelled       Merger
Class of Stockholder    Common Stock      Options       Stock     Percentage
Current BioCal           10,940,718                                   68.2%
Stockholders (2)

Current BioCal                            821,975                      5.1%
Option Holders (3)

Current Stockholders      1,714,352                   -1,000,000       4.5%
of CCMC (4)

$1,000,000 Investors      1,000,000       500,000                      9.3%
in CCMC (5)

Subscriptions of                        2,075,000                     12.9%
CCMC by MBC
Global LLC (6)

      Totals:               16,052,045 Shares (1)                    100.0%

     (1) Assumes the completion of the Merger and the exercise of all warrants and options and the acceptance of all subscriptions.

     (2) Represents the current BioCal stockholders' Merger Consideration shares on a basis of three for one.

     (3) Represents the current BioCal option holders' Merger Consideration options on a basis of three for one.

     (4) 1,000,000 shares of CCMC that are owned by Jenson Services, Inc. ("Jenson Services") are to be cancelled as a condition of the Merger.

     (5) Represents subscriptions for units of CCMC that include 1,000,000 shares of common stock and 500,000 $0.05 warrants that will be exercised on the closing of the Merger.

     (6) Includes 2,075,000 $0.05 warrants that are being granted by CCMC for exercise individually by the principals of MBC the exercise of which are conditioned upon the closing of the Merger.


Effective Date.

     The Merger will become effective upon the filing of a Certificate of Merger with the State of California.

Conditions to Precedent to the Merger Closing.

The following conditions must be satisfied prior to the closing of the Merger:

     CCMC shall have:

     *    no more than 714,532 outstanding shares of common stock;

     * other than the 714,352 outstanding shares of common stock of CCMC, no more than the subscriptions, warrants or options that are described in Notes (2), (3) or (4) of the Merger Capitalization Table above shall be outstanding;

     * no assets or liabilities, except the aggregate of $1,000,000 fully-paid subscriptions for units of CCMC, consisting of an aggregate of 1,000,000 shares of common stock and an aggregate of 500,000 $0.05 warrants to acquire an additional 500,000 shares, along with the 2,075,000 MBC $0.05 warrants, all that have the completion of the Merger as the only condition of their acceptance and release of the funds represented thereby;

     * shall have received an Indemnity Agreement from its current principal stockholder, Jenson Services, whereby Jenson Services shall indemnify and hold CCMC, BioCal and the Reorganized BioCal harmless from and against any and all liabilities of CCMC that existed prior to closing of the Merger; and

     * shall have caused its directors to designate BioCal's directors and executive officers to serve in the same capacities that they now serve for BioCal with the Reorganized BioCal, and then they shall resign, in seriatim.

     BioCal shall have:

     * received the approval of the owners of not less than 50.01% of its outstanding voting securities for the Merger;

     * not received elections to dissent from the Merger from the owners of more than 5% of its outstanding voting securities; and

          not have received more than 35 Accredited/Sophisticated Investors (Appendix D to its Proxy Statement) from United States BioCal stockholders that indicate that such stockholders are not "accredited investors" or "sophisticated investors" as defined therein.

     If more than 5% ownership of the BioCal stockholders perfect dissenters' rights with respect to the Merger, then CCMC may abandon the Merger as a substantial portion of the funding that is required to be raised in CCMC as a condition of the closing of the Merger could be dissipated by payments to dissenters.

     Also, if more than 35 of the current United States BioCal stockholders are not "accredited investors" or "sophisticated investors," there may be no available Securities Act exemption from registration available to CCMC to rely on to complete the Merger in accordance with the Securities Act absent registration, which is a costly and time consuming process that may make the Merger impossible to complete.

Tax Consequences.

     We believe that for United States income tax purposes, the Merger will constitute a reorganization under Section 368 of the United States Internal Revenue Code, and consequently, that neither BioCal nor the holders of our common stock will recognize any gain or loss as a result of the Merger. We anticipate that for United States income tax purposes, each of our stockholders will retain the same tax basis in his or her or the Reorganized BioCal common stock as he or she or its had in BioCal common stock held immediately prior to the Merger; and the holding period for tax purposes only of the Reorganized BioCal common stock will include the period during which our stockholders held their corresponding BioCal common stock.

                  SOLICITING COSTS AND EXPENSES

     The cost of preparing, printing and mailing the proxy soliciting materials and the solicitation of proxies by us will be borne by BioCal.
Solicitation will be made by mail, telephone or email.   The estimated expense
of this solicitation is approximately $2,500.

              OUTSTANDING SHARES, VOTING AND PROXIES

Record Date and Outstanding Shares.

     The Board of Directors has fixed June 2, 2004, as the record date for the determination of holders of our common stock that are entitled to notice of and to vote at the Meeting. Holders of our common stock will be entitled to one vote per share held and are not entitled to cumulative voting at the Meeting.

Proxies and Revocability of Proxies.

     The attached Form of Proxy is being solicited by our Board of Directors for use at the Meeting and any adjournments thereof and will not be voted at any other meeting. All proxies that are properly executed, received by us prior to or at the Meeting and not properly revoked will be voted at the Meeting or any adjournment thereof in accordance with the instructions given therein.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by
(i) filing with our Corporate Secretary at or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the date of the Proxy; (ii) duly executing a subsequent Proxy relating to the same shares and delivering it to our President before the Meeting; or (iii) by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a Proxy). Any written notice revoking a Proxy should be sent to BioCal Technology, Inc., 1920 E. Katella Ave., Suite O, Orange, California 92867, Attention: Corporate Secretary, or hand delivered to him, at or before the taking of the vote at the Meeting.

Quorum and Voting.

     The presence in person or by proxy of a majority of the total number of outstanding shares of common stock entitled to vote at the Meeting is required to constitute a quorum for the purpose of voting on the Merger. Abstentions will be considered represented at the Meeting for the purpose of determining a quorum.

     The shares represented by each Proxy will be voted in accordance with the instructions given therein. Where no instructions are indicated, the Proxy will be voted in favor of the Merger and, at the discretion of the persons named in the Proxy, on any other business that may properly come before the Meeting. Our Management knows of no other matter that is anticipated to be presented to the Meeting.

     Under the California Code, even if a quorum of our common stock is present at the Meeting, to adopt the Merger, a vote in person or by proxy of stockholders owning a majority of the shares entitled to vote at the Meeting is required.

                 DISSENTERS' RIGHTS OF APPRAISAL

     If you do not wish to accept the Merger Consideration, as described in this Proxy Statement, then Chapter 13 (Sections 1300 through 1312) of the California Code provides that you may elect instead to receive cash in the amount of the "fair market value" of your shares (exclusive of any appreciation or depreciation in connection with the proposed Merger), determined as of the day before the first announcement of the terms of the proposed Merger, to the extent that dissenters' rights are available.

     The applicable provisions of Chapter 13 are set forth in their entirety in Appendix C to this Proxy Statement. If you wish to exercise your dissenters' rights or to preserve the right to do so, you should carefully review Appendix C. If dissenters' rights are available and you fail to comply with the procedures specified in Chapter 13 in a timely manner, you may lose your dissenters' rights. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

     If you wish to exercise your dissenters' rights under Chapter 13, you must satisfy each of the conditions described below:

Demand for Purchase.

     You must deliver to BioCal a written demand for purchase of your shares of BioCal common stock, and it must be received not later than the date of the BioCal' Meeting at which the Merger is being considered. This written demand is in addition to and separate from any proxy or vote against the principal terms of the Merger. Merely voting against the approval of the principal terms of the Merger will not constitute a demand for appraisal within the meaning of Chapter 13. You must make the demand for purchase in writing and mail or deliver the demand to: BioCal Technology, Inc 1920 E. Katella Avenue, Suite O, Orange, CA 92867, Attention: Corporate Secretary. The demand must state the number of shares that you hold of record that you demand to be purchased and the amount claimed to be the "fair market value" of those shares on June 3, 2004, the day before the announcement of the Merger (exclusive of any appreciation or depreciation in connection with the proposed Merger). The statement of the fair market value will constitute an offer by you to sell the dissenting shares at that price.

Voting Your Dissenting Shares Against the Merger.

     You must vote your dissenting shares against the Merger.

Submission of Stock Certificates.

     If it is determined that dissenters' rights are available, you must deliver your share stock certificates to BioCal within 30 days after the date on which notice of shareholder approval of the Merger is mailed to you by BioCal. The certificates representing shares will be stamped or endorsed with a statement that they are dissenting shares. The notice will be mailed by BioCal within 10 days after the approval of the Merger and will contain a statement of the price which BioCal has determined to be the fair market value of BioCal common stock on June 3, 2004, the day before the first announcement of the Merger. The statement of price will constitute an offer to purchase any dissenting shares at that price.

Disagreement Regarding Dissenting Shares of Fair Market Value.

     If BioCal denies that the shares are dissenting shares or if you disagree with BioCal as to the calculation of "fair market value," you must file a petition in the Superior Court of the appropriate county demanding a determination of the fair market value of your shares of BioCal common stock. This petition must be filed by either you or BioCal within six months of the notice of approval of the Merger described above. If a suit is filed to determine the fair market value of the shares of BioCal common stock, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that BioCal must pay all of these costs if the value awarded by the court is more than 125% of the price offered by BioCal. You will continue to have all the rights and privileges incident to your dissenting shares until the fair market value of the shares is agreed upon or determined or you lose your dissenters' rights.

     If dissenters' rights are available and you properly demand appraisal of your shares of BioCal common stock under Chapter 13, but you fail to perfect or withdraw your right to appraisal, your shares of BioCal common stock will be converted as described in "Material Terms of the Merger."

     You will lose your right to require BioCal to purchase your shares of BioCal common stock if

     *    the Merger is terminated;

     * you transfer the dissenting shares prior to submitting them for endorsement as dissenting shares;

     * you and BioCal do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither you nor BioCal files a complaint or intervenes in a pending action within six months after the date on which notice of approval of Merger was mailed to shareholders; or

     *    with the consent of BioCal, you withdraw your demand for purchase.

     Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. If you are a beneficial owner of shares that are held of record by another person, as for instance a broker, a bank or a nominee, and you want to dissent from approval of the Merger, you should instruct the record holder to follow the procedures in Appendix C for perfecting your dissenter's rights.

     If you are considering exercising your dissenters' rights, you should be aware that the fair market value of your shares of BioCal common stock as determined under Chapter 13 could be greater than, the same as or less than the Merger Consideration.

     The foregoing is a summary of the provisions of Chapter 13 of the California Code and is qualified in its entirety by reference to the full text of Chapter 13, which is included as Appendix C.

            INTEREST OF MANAGEMENT IN MATTERS TO BE ACTED UPON

     No director, executive officer, nominee to become a director or any associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in the Merger which is not shared by all other stockholders or option holders, pro rata, and in accordance with their respective interests in our Company.

                    VOTE REQUIRED FOR APPROVAL

     A majority vote of our outstanding shares is required to adopt the Merger in accordance with the California Code, so management is soliciting our stockholders' proxies to vote in favor of the Merger that they have recommended be approved. See the captions "Voting Securities and Principal Holders Thereof" herein.

                          OTHER MATTERS

     Our Board of Directors is calling this Special Meeting of Our Stockholders (the "Meeting") solely in connection with the solicitation of proxies by our Board of Directors regarding the Merger, to be considered and voted upon. No other business than the Merger will be presented for consideration at the Meeting.

                      ADDITIONAL INFORMATION

     For additional information regarding our Company or the completion of any of the Appendixes to this Proxy Statement, contact Tim T. Chang, Esq., Boyd & Chang, LLP, 19900 MacArthur Boulevard, Suite 660, Irvine, California 92612, Telephone: 949-851-9800; Facsimile: 949-851-0159; or Email:
tchang@boydandchang.com.

     For additional information regarding CCMC, contact Leonard W. Burningham, Esq., Suite 205, 455 East 500 South Street, Salt Lake City, Utah 84111, Telephone: 801-363-7411; Facsimile: 801-355-7126; or Email:
lwb@burninglaw.com.


                          BY ORDER OF THE BOARD OF DIRECTORS

June 4, 2004                            Udo Henseler
Orange, California                      CEO and Director

                            APPENDIX A


                              PROXY
            FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
                      BIOCAL TECHNOLOGY INC.
                     TO BE HELD JUNE 24, 2004

     By completing and returning this Proxy to BioCal Technology Inc. (the "Company"), you will be designating the Corporate Secretary to vote all of your shares of the Company's common stock as indicated below, or you may insert the name of any other person here:
_____________________________________________________________________________

     Please complete this Proxy by clearly marking the appropriate column(s), filling out the stockholder information and dating below, and return to the Company in the enclosed self-addressed, envelope.

     Management will vote all shares owned by its members in favor the Proposed Merger.

     Matters of business are as follows:

     Adopt the Merger with the CCMC:

                    YES____       NO____      ABSTAIN____

     The undersigned hereby acknowledges receipt our Proxy Statement dated June 4, 2004, and expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of common stock represented in this Proxy. Please sign exactly as your name appears on your stock certificate(s). Joint owners should both sign. If signing in a representative capacity, give full titles and attach proof of authority unless already on file with us.

Dated:  ____________, 2004              _________________________________
                                        Name of stockholder (Please print
                                        legibly)

Number of shares:  ____________         _________________________________
                                        Signature

     This Proxy is being solicited by, and the above-referenced vote for the Proposed Merger, are being proposed by, the Board of Directors of our Company. The adoption of the Proposed Merger to be voted upon is not related to or conditioned on the approval of any other matter. You may revoke this Proxy at any time prior to the vote thereon.

          As of June 2, 2004, which is the record date for determining the stockholders who are entitled to notice of and to vote at the Meeting, the Board of Directors of our Company is not aware of any other matters to be presented at the Meeting. If no direction is indicated on a Proxy that is executed and returned to our Company, it will be voted "FOR" both the approval of the Proposed Merger set forth above.

                            APPENDIX B


                      BIOCAL TECHNOLOGY INC.
            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 24, 2004
                       TO ALL STOCKHOLDERS:

     NOTICE is hereby given that a special meeting (the "Meeting") of the stockholders of BioCal Technology Inc., a California corporation (the "Company"), will be held at 1920 E. Katella Avenue, Suite O, Orange, CA 92867, on June 24, 2004, at 10 o'clock a.m., Local Time (hereinafter, the "Meeting").

     The Meeting will be held solely for the purpose of:

          1. To consider and act upon a Merger that has been approved by the Board of Directors of the Company with Centroid Consolidated Mines Co. and its wholly-owned subsidiary and BioCal, as outlined in the attached Proxy Statement;

     Only stockholders of record at the close of business on June 2, 2004, are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     Please complete, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you attend the Meeting, you may revoke the Proxy and vote personally on all matters brought before the Meeting.

     Management intends to vote all shares owned by its members in favor of the Merger.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              Udo Henseler
                              CEO and Director

June 4, 2004
Orange, California

                            APPENDIX C

                   CALIFORNIA CORPORATIONS CODE
                    DISSENTERS' RIGHTS EXCERPT

1300.     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

1301.     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof
(1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues.
If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                           APPENDIX  D

  ONLY UNITED STATES BIOCAL STOCKHOLDERS NEED COMPLETE THIS FORM

         ACCREDITED/SOPHISTICATED INVESTOR QUESTIONNAIRE

          PLEASE STATE WHETHER YOU ARE AN "ACCREDITED INVESTOR" OR A "SOPHISTICATED INVESTOR" AS DEFINED BELOW IN ANY ONE OF THE CATEGORIES LISTED:

           An "accredited investor" as defined under Rule 501 of Regulation D of the Securities Act and as set forth below:

                    [  ] Yes                 [  ] No

Definition

               (a) Any bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

               (b)  Any private business development company as defined in
     Section 202(a)(22) of the Investment Advisors Act of 1940;

               (c) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

               (d) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

               (e) Any natural person whose individual net worth, or joint net worth with the person's spouse, at the time of this purchase exceeds $1,000,000;

               (f) Any natural person who had an individual net income in excess of $200,000 in each of the two most recent fiscal years or joint income with the person's spouse in excess of $300,000 in each of those two years and has a reasonable expectation of reaching the same income level in the current fiscal year;

               (g) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in
     Section 230.506(b)(2)(ii); and

               (h)  Any entity in which all of the equity owners are
     accredited              investors.

           A "sophisticated investor" as defined under Rule 501 of Regulation D of the Securities Act and as set forth below:

                    [  ] Yes                 [  ] No

Definition

          A person, either alone or with the aid and assistance of a purchaser representative(s), has such knowledge and experience in financial and business matters, education, employment or other factors to be capable of evaluating the merits and risks of the prospective investment, when the issuer reasonably believes immediately prior to making a sale that such purchaser comes within this description.

          Regardless of whether you are an "accredited investor" or a "sophisticated investor," do you need a personal representative to assist you in an evaluation of the risks and merits of the prospective investment?

                    [  ] Yes                 [  ] No


                              ____________________________________
                              Name (Please Print)
                              ____________________________________
                              Signature
                              _____________________________________
                              Street Address
                              _____________________________________
                              City, State and Zip Code